EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT dated as of the 3rd day of August 2011 is entered into by and between Zion Oil & Gas, Inc. (the “Company”) and Patti Beals (the “Employee”).

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WHEREAS, the Parties entered into an employment agreement dated March 1, 2010, as amended (the "Employment Agreement"); and

WHEREAS, the Employment Agreement is scheduled to expire on August 31, 2011 but the Parties have agreed that it will terminate earlier as of this date, and

WHEREAS, the Parties wish to provide for an orderly termination of Employee’s employment in accordance with the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this agreement the Parties hereby agree as follows:

All capitalized terms not otherwise defined shall have the meaning set forth in the Employment Agreement.

1.           Termination of Employment Agreement  The Parties hereby agree that the Employment Agreement is terminated as of this date.

2.           Representations and Undertakings by Employee

In consideration of the undertakings by the Company contained herein, Employee hereby agrees, represents and covenants that:

(i)           Part 5, 7, 8, 10 and 13 and Sections 11.8 and 12.3 of the Employment Agreement shall continue in full force and effect in accordance with their terms.

(ii)           notwithstanding Section 11.8 (Return of Property) of the Employment Agreement, the Employee is entitled to retain either of the Company’s DELL or MAC laptop computer supplied to Employee to date upon payment to the Company of an amount agreeable to the Company.

(iii)           the Employee shall be available for telephone consultations through the end of  October 2011 to assist the Company with an orderly transition of her duties under the Employment Agreement.

2.           Representations and Undertakings by Company

In consideration of the undertakings by the Employee contained herein, Company hereby agrees, represents and covenants:

(i)           to pay to Employee monthly the sum of $12,000 through to the end of October 2011 less deductions required under law. The amount paid for the month of August shall be in place and stead of the Gross Salary. In addition, the Company shall continue to pay Employee’s health insurance through to the end of October 2011.

(ii)           The Company shall provide to Employee at expiry of the Employment Agreement two reference letters, one signed by the CEO and the other by the Chairman of the Board.

3.           Release  The Employee shall sign the Waiver and Release of Claims agreement attached hereto as Appendix A.

4.           Reliance and Complete Agreement.  The parties acknowledge and agree that in the execution of this Agreement, neither has relied upon any representation by any party or attorney, except as expressly stated herein. Moreover, this Agreement shall represent the complete and entire agreement between the parties, to the exclusion of any and all other prior or concurrent terms, written or oral.  No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby.

5.           Successors and Assigns. Except as otherwise provided in this Agreement, all the terms and provisions of this Agreement shall be upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, personal representatives, successors and assigns.

6.           Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.           Governing Law; Jurisdiction and Forum.  This Agreement, its interpretation, validity, construction, enforcement and effect shall be governed by and construed under the laws of the State of Texas without reference or effect to the principles of conflict of laws. Each of the Parties consents to the jurisdiction of the appropriate court in the County of Dallas in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

8.           Representations.     Each of Employee and the Company acknowledges that they have had the opportunity to consult with legal counsel respecting this Agreement. Each person executing this Agreement on behalf of a corporation hereby represents and warrants that he has been authorized to do so by all necessary corporate action.

IN WITNESS WHEREOF,  the parties has set forth their signatures as of the date first written above.

Zion Oil & Gas, Inc.

/s/ Richard Rinberg	/s/ Patti Beals
Richard Rinberg	Patti Beals
CEO

Appendix A
ZION OIL & GAS INC.

Waiver and Release of Claims

I understand that this Release Agreement (“Release”), constitutes the complete, final and exclusive embodiment of the entire agreement between Zion Oil & Gas Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under the Settlement Agreement being entered into on this date by the Company and myself, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed arising out of or in any way related to agreements, events, acts or conduct at any time prior to August 3, 2011, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action.

I acknowledge and understand that certain State Civil Codes provide as follows and which may apply to me: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Patti Beals
/s/ Patti Beals

Date: August 3, 2011